     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1999

                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                            UNION PACIFIC CORPORATION
             (Exact name of registrant as specified in its charter)

                  UTAH                                    13-2626465
     (State or other jurisdiction of        (I.R.S. Employer Identification No.)
     incorporation or organization)

           1416 DODGE STREET
            OMAHA, NEBRASKA                                 68179
(Address of Principal Executive Offices)                  (Zip Code)

                           EXECUTIVE INCENTIVE PLAN OF
                   UNION PACIFIC CORPORATION AND SUBSIDIARIES
                              (Full title of plan)

                               CARL W. VON BERNUTH
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                            UNION PACIFIC CORPORATION
                                1416 DODGE STREET
                              OMAHA, NEBRASKA 68179
                                 (402) 271-5777
 (Name, address and telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF SECURITIES TO    AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING            AMOUNT OF
    BE REGISTERED        REGISTERED (1)          OBLIGATION               PRICE (2)            REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------
Executive Incentive
Plan of Union Pacific
Corporation and
Subsidiaries Deferred
Compensation
Obligations              $25,000,000.00               100%                $25,000,000.00            $6,950.00
===============================================================================================================

(1) The Executive Incentive Plan of Union Pacific Corporation and Subsidiaries Deferred Compensation Obligations are unfunded, unsecured obligations of Union Pacific Corporation to pay deferred compensation in the future in accordance with the terms of the Executive Incentive Plan of Union Pacific Corporation and Subsidiaries.

(2)  Estimated solely for purposes of calculating the registration fee.

Page 1 of 22 pages; Index to Exhibits is on page 9.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*


Item 2.  Registrant Information and Employee Plan Annual Information.*

         *Information required by Part I of Form S-8 to be contained in the
Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8. The document(s) containing such information will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to
Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which have been filed previously by Union Pacific Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement and made a part hereof:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


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

         The financial statements incorporated by reference in this Registration Statement from the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


Item 4.  Description of Securities.

         This Registration Statement registers $25,000,000.00 of Deferred Compensation Obligations to be offered to certain eligible employees of the Company and its subsidiaries that have adopted the Plan. The Obligations are general unsecured and unfunded obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.

         A plan participant (an "Executive") may elect annually to defer all or a portion of any bonus compensation award that may be granted to him under the Plan (a "Deferred Award"). An Executive may elect to receive the Deferred Award, plus amounts credited or debited with respect thereto, on the earlier of (i) a date or dates certain prior to termination of such Executive's employment, or
(ii) termination of employment.

         An Executive allocates his Deferred Awards among various measurement fund alternatives. Measurement fund alternatives, which may include a Company common stock fund alternative, are determined in accordance with, and subject to the rules and procedures from time to time established by, the committee of directors designated by the Board of Directors of the Company (the "Board") to administer and interpret the Plan (the "Committee"). The Obligations consist of an amount equal to the sum of each Executive's Deferred Awards, adjusted by amounts credited or debited to such Executive based on the investment performance of the selected measurement fund alternatives, less all distributions made to such Executive or his beneficiary pursuant to the Plan.

         Amounts elected to be paid on a date or dates certain are paid to the Executive in full, less amounts for required tax withholding, in cash on such date or dates. Amounts paid upon termination of the employment of an Executive are paid to the Executive or his beneficiary in the sole discretion of the
Committee: (i) in a single distribution; (ii) over a number of years fixed by the Committee, but not exceeding fifteen, in annual installments; or (iii) in the event of the retirement or death of a currently employed Executive, at a specified future date not to exceed fifteen years from the date of such retirement or death in a single distribution, in which event income in respect of Deferred Awards would be paid quarterly to such Executive or his beneficiary.

         In certain circumstances, including undue hardship and death, the Committee may, in its sole discretion, accelerate payment of amounts payable under the Plan.

         The Committee has the power to administer and interpret the Plan. The Obligations are unassignable and non-transferable. No benefit under, or interest in, the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

         The Board may at any time, under such circumstances as it in its sole discretion may determine, convert all the accounts into cash credits, with future credits to the accounts being made solely in cash, such credits thereafter bearing interest until paid compounded, annually at such annual rate as may be fixed by the Board.

         The Board may from time to time amend, suspend or terminate the Plan in whole or in part. However, except with the consent of the Executive, or if the Executive is not living the Executive's beneficiary, no amendment, suspension or termination of the Plan shall be made which materially adversely affects such Executive's rights with respect to awards previously made to him.


Item 5.  Interests of Named Experts and Counsel.

         An opinion stating that the Obligations registered hereunder, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company has been rendered to the Company on October 8, 1999 by Ellen J. Curnes, Senior Corporate Counsel of the Company. Ms. Curnes is the beneficial owner of options to purchase 1,000 shares of the Company's Common Stock.

Item 6.  Indemnification of Directors and Officers.

         The Company is a Utah corporation. Section 16-10a-901 et seq. of the Revised Business Corporation Act of Utah grants to a corporation the power and in certain cases requires corporations to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company's By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

         The Company's Articles of Incorporation eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he or she is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


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

Item 8.  Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number                              Exhibit

     4.1       -    Executive Incentive Plan of Union Pacific Corporation and
                    Subsidiaries, as amended April 27, 1995 (incorporated by reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995
                    [Commission File No. 1-6075], as filed with the Commission on May 15, 1995)

     5         -    Opinion of Ellen J. Curnes, Esq.

     23.1      -    Consent of Deloitte & Touche LLP

     23.2      -    Consent of Ellen J. Curnes, Esq. (included in Exhibit 5
                    above)

     24        -    Powers of Attorney

Item 9.  Undertakings.

         (a) The undersigned Company hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.


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

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on this 8th day of October, 1999.


                                           UNION PACIFIC CORPORATION


                                           By: /s/ Carl W. von Bernuth
                                               ---------------------------------
                                               Carl W. von Bernuth
                                               Senior Vice President,
                                               General Counsel and Secretary


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on this 8th day of October, 1999, by the following persons in the capacities indicated.


         Signature                                      Title
         ---------                                      -----


 /s/ Richard K. Davidson                Chairman of the Board, President, Chief
----------------------------               Executive Officer and Director
    (Richard K. Davidson)                     (Principal Executive Officer)


 /s/ Gary M. Stuart                     Executive Vice President - Finance
----------------------------               (Principal Financial Officer)
    (Gary M. Stuart)


 /s/ James R. Young                     Controller
----------------------------               (Principal Accounting Officer)
    (James R. Young)


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


Philip F. Anschutz              Director )
Robert P. Bauman                Director )    By: /s/ Thomas E. Whitaker
Richard B. Cheney               Director )        ------------------------------
E. Virgil Conway                Director )        (Thomas E. Whitaker
Thomas J. Donohue               Director )        ------------------------------
Elbridge T. Gerry, Jr.          Director )        as Attorney-in-Fact)
William H. Gray, III            Director )
Judith Richards Hope            Director )
Ivor J. Evans                   Director )
Richard J. Mahoney              Director )
Richard D. Simmons              Director )

                                INDEX TO EXHIBITS


   Exhibit
   Number                   Exhibit
   -------                  -------
     4.1       -    Executive Incentive Plan of Union Pacific Corporation and
                    Subsidiaries, as amended April 27, 1995 (incorporated by
                    reference to Exhibit 10(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995
                    [Commission File No. 1-6075], as filed with the Commission on May 15, 1995)

     5         -    Opinion of Ellen J. Curnes, Esq.

     23.1      -    Consent of Deloitte & Touche LLP

     23.2      -    Consent of Ellen J. Curnes, Esq. (included in Exhibit 5
                    above)

     24        -    Powers of Attorney